UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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MILLER INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 25, 2007

The annual meeting of shareholders of Miller Industries, Inc. will be held at 9:00 a.m. (Eastern Time), on Friday, May 25, 2007, at 1100 Peachtree Street, Suite 2800, Atlanta, Georgia, for the following purposes:

1.	to elect five directors to hold office for a term of one year or until their successors are duly elected and qualified; and

2.	to transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 13, 2007 are entitled to notice of and to vote at the annual meeting. Your attention is directed to the proxy statement accompanying this notice for a complete statement regarding matters to be acted upon at the annual meeting.

By order of the Board of Directors, /s/ Frank Madonia Frank Madonia Secretary

Atlanta, Georgia
April 24, 2007

We urge you to attend the Annual Meeting. Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it in the enclosed postage-paid envelope. You may revoke the proxy at any time before it is voted.

MILLER INDUSTRIES, INC.
8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 25, 2007
GENERAL

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Miller Industries, Inc. (the “Company” or “Miller Industries”) for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at 1100 Peachtree Street, Suite 2800, Atlanta, Georgia, on Friday, May 25, 2007, at 9:00 a.m. (Eastern Time), and any adjournments or postponements thereof. This proxy statement and the accompanying proxy card were first mailed to shareholders on or about April 27, 2007.

Only holders of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at the close of business on April 13, 2007 are entitled to vote at the Annual Meeting. On such date, the Company had issued and outstanding 11,533,294 shares of Common Stock. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting.

VOTING PROCEDURES

A majority of shares entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum. Abstentions and “non-votes” will be counted for the purpose of determining a quorum. Each outstanding share of Common Stock is entitled to one vote.

The election of the nominees to the Board of Directors requires a plurality of the votes cast by holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting. Therefore, those nominees receiving the greatest number of votes at the Annual Meeting shall be deemed elected, even though such nominees may not receive a majority of the votes cast.

Abstentions and non-votes will not be considered in the election of the nominees to the Board of Directors, but will be treated as votes against any other proposals presented to the shareholders. A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or other nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

If a shareholder holds shares of Common Stock through a broker or other nominee (i.e., in “street name”), the broker or other nominee should provide instructions on how the shareholder may instruct the broker or other nominee to vote those shares on the shareholder’s behalf.

The Board of Directors has designated William G. Miller and Frank Madonia, and each or either of them, as proxies to vote the shares of Common Stock solicited on its behalf. A shareholder who signs and returns a proxy may revoke the proxy at any time before it has been exercised by: (i) attending the Annual Meeting, notifying the Secretary of the Company (or his delegate), and voting in person; (ii) filing with the Secretary of the Company a written revocation; or (iii) duly executing a proxy bearing a later date. Unless revoked, where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such direction. If no specification is made, such shares will be voted FOR the election of the five director nominees, and in the discretion of the proxy holders on any other matter that may properly come before the meeting.

The Board of Directors knows of no matters which are to be brought to a vote at the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting. However, if any other matter properly does come before the Annual Meeting, the persons appointed in the proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

PROPOSAL 1
ELECTION OF DIRECTORS

Introduction

Pursuant to the Company’s Charter and Bylaws, the Board of Directors has fixed the number of directors at five. The members of the Board of Directors comprise a single class, and at each annual meeting of shareholders all directors will be elected. The directors elected at the Annual Meeting will serve until the annual meeting of shareholders in 2008, or until their successors are duly elected and qualified. The Board of Directors may fill directorships resulting from vacancies, and may increase or decrease the number of directors to as many as fifteen or as few as three. Executive officers are appointed annually and serve at the discretion of the Board of Directors.

Upon the recommendation of the Nominating Committee, the Board of Directors has nominated Jeffrey I. Badgley, A. Russell Chandler, III, Paul E. Drack, William G. Miller and Richard H. Roberts, the current members of the Board, for re-election as directors. Each such nominee has consented to be named herein and to serve as a director, if elected.

Unless contrary instructions are received, shares of Common Stock represented by duly executed proxies will be voted in favor of the election of the five nominees named above to constitute the entire Board of Directors. The Board of Directors has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration.

The nominees for election will be elected by a plurality of the votes cast by holders of the shares of Common Stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. Each shareholder shall have one vote for each director for each share of Common Stock held by such shareholder.

Information concerning the nominees for election, based on data furnished by them, is set forth below. They are all now directors of the Company. The Board of Directors has determined that three of the five nominees are independent directors under the listing standards of the New York Stock Exchange (“NYSE”).

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE DIRECTOR NOMINEES.

Information Regarding Nominees

Name of Director	Background Information

Jeffrey I. Badgley
Mr. Badgley, 55, has served as Co-Chief Executive Officer of the Company with William G. Miller since October 2003, as President of the Company since June 1996 and as a director since January 1996. Mr. Badgley served as Chief Executive Officer of the Company from November 1997 to October 2003. In June 1997, he was named Co-Chief Executive Officer of the Company, a title he shared with Mr. Miller until November 1997. Mr. Badgley served as Vice President of the Company from 1994 to 1996, and as Chief Operating Officer of the Company from June 1996 to June 1997. In addition, Mr. Badgley has served as President of Miller Industries Towing Equipment Inc. since 1996. Mr. Badgley served as Vice President—Sales of Miller Industries Towing Equipment Inc. from 1988 to 1996. He previously served as Vice President—Sales and Marketing of Challenger Wrecker Corporation from 1982 until joining Miller Industries Towing Equipment Inc.

Name of Director	Background Information

A. Russell Chandler, III
Mr. Chandler, 62, has served as a director of the Company since April 1994. He is founder and Chairman of Whitehall Group Ltd., a private investment firm based in Atlanta, Georgia. Mr. Chandler served as Chairman of Datapath, Inc., a company that builds mobile communications trailers for military application, from October 2004 until June 2006, and he served as the Mayor of the Olympic Village for the Atlanta Committee for the Olympic Games from 1990 through August 1996. From 1987 to 1993, he served as Chairman of United Plastic Films, Inc., a manufacturer and distributor of plastic bags. He founded Qualicare, Inc., a hospital management company, in 1972 and served as its President and Chief Executive Officer until its sale in 1983.

Paul E. Drack
Mr. Drack, 78, has served as a director of the Company since April 1994. Mr. Drack retired in December 1993 as President and Chief Operating Officer of AMAX Inc., positions he held since August 1991. From 1985 to 1991, Mr. Drack served in various capacities for operating subsidiaries of AMAX Inc., including Chairman, President and Chief Executive Officer of Alumax Inc. and President of Kawneer Company. He was a director of AMAX Inc. from 1988 to 1993. Prior to its acquisition by Cyprus Minerals in November 1993, AMAX Inc. was a producer of aluminum and manufactured aluminum products with interests in domestic energy and gold production.

William G. Miller
Mr. Miller, 60, has served as Chairman of the Board since April 1994 and Co-Chief Executive Officer of the Company since October 2003. Mr. Miller served as Chief Executive Officer of the Company from April 1994 until June 1997. In June 1997, he was named Co-Chief Executive Officer, a title he shared with Jeffrey I. Badgley until November 1997. Mr. Miller also served as President of the Company from April 1994 to June 1996. He served as Chairman of Miller Group, Inc., from August 1990 through May 1994, as its President from August 1990 to March 1993, and as its Chief Executive Officer from March 1993 until May 1994. Prior to 1987, Mr. Miller served in various management positions for Bendix Corporation, Neptune International Corporation, Wheelabrator-Frye Inc. and The Signal Companies, Inc.

Richard H. Roberts
Mr. Roberts, 52, has served as a director of the Company since April 1994. Mr. Roberts served as Senior Vice President and Secretary of Landair Transport, Inc. from July 1994 to April 2003, and from July 1994 until April 2003, Mr. Roberts served as Senior Vice President, General Counsel and Secretary of Forward Air Corporation. From May 1995 until May 2002, Mr. Roberts served as a director of Forward Air Corporation. Mr. Roberts also was a director of Landair Corporation from September 1998 until February 2003. Mr. Roberts was a partner in the law firm of Baker, Worthington, Crossley & Stansberry from January 1991 to August 1994, and prior thereto was an associate of the firm.

CORPORATE GOVERNANCE

Independence, Board Meetings and Related Information

Independence

The Board of Directors has determined that a majority of the members of the Board of Directors are “independent,” as “independent” is defined under applicable federal securities laws and the listing standards of the NYSE. The independent directors are Messrs. Chandler, Drack and Roberts.

Meetings

The Board of Directors held five meetings during 2006. All incumbent directors attended more than 75% of the meetings of the Board of Directors and the respective committees of which they are members. The non-management directors meet in executive session as a part of the meetings of the Audit Committee. The presiding director at those sessions is selected by the non-management directors on a meeting-by-meeting basis. The Company does not require its directors to attend its annual meeting of shareholders. In 2006, two of the Company’s five directors attended the annual meeting of shareholders.

Communication with Directors

Interested parties may communicate with a non-management director by mailing communication to the attention of that director at 8503 Hilltop Drive, Ooltewah, Tennessee 37363.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation and Nominating Committees. Generally, members of these committees are elected annually by the Board of Directors, but changes may be made at the Board of Directors’ discretion at any time. These committees operate pursuant to separate written charters adopted by the Board of Directors. The charter of the Audit Committee was amended and restated by the Board in March 2007. These charters, along with the Company’s Corporate Governance Guidelines, are available on the Company’s website at www.millerind.com through the “Investor Relations” link, and the amended and restated charter of the Audit Committee is attached as Appendix A to this proxy statement. In addition, copies of these charters and guidelines can be obtained upon request from the Company’s Corporate Secretary.

Audit Committee

The Audit Committee is comprised of Messrs. Chandler, Drack and Roberts. The Board of Directors has determined that each of the members of the audit committee is “financially literate” within the meaning of the listing standards of the NYSE, and qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

The Audit Committee recommends the appointment of independent public accountants, reviews the scope of audits proposed by the independent public accountants, reviews audit reports on various aspects of corporate operations, and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures, among other duties. The Audit Committee held four meetings during 2006. The report of the Audit Committee is included in this proxy statement beginning on page 15.

Compensation Committee

The Compensation Committee is comprised of Messrs. Chandler, Drack and Roberts. The Compensation Committee establishes, among other things, salaries, bonuses and other compensation for the Company’s officers, and administers the Company’s stock option and other employee benefit plans. The Compensation Committee held one meeting during 2006. The report of the Compensation Committee is included in this proxy statement beginning on page 9.

Nominating Committee

The Nominating Committee is comprised of Messrs. Chandler, Drack and Roberts. The Nominating Committee was established to evaluate candidates for service as directors to the Company and to conduct the Board’s annual self-assessment process. The Nominating Committee will consider candidates recommended by shareholders. Shareholder recommendations must comply with the procedures for nominations set forth in Article I, Section 1.2, of the Company’s Bylaws. The Nominating Committee held one meeting during 2006.

Director Nominations

The Nominating Committee considers qualifications and characteristics that it, from time to time, deems appropriate when it selects individuals to be nominated for election to the Board of Directors. These qualifications and characteristics may include, without limitation, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and industry knowledge and experience. In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review an existing director’s Board and committee attendance, performance and length of Board service.

Related Transactions and Business Relationships

Policy on Related Party Transactions

The Company recognizes that transactions between the Company or its subsidiaries and any of its directors or executive officers can present potential or actual conflicts of interest. Accordingly, as a general matter it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are circumstances where such transactions may be in, or not inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal policy that requires the Company’s Audit Committee to review and, if appropriate, approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors, executive officers or 5% shareholders had, has or will have a direct or indirect material interest. After its review, the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

Certain Related Transactions and Business Relationships

William G. Miller, the Company’s Chairman and Co-Chief Executive Officer and holder of approximately 11.97% of the Company’s outstanding Common Stock, is the sole lender under the Company’s junior credit facility. At January 1, 2006, the aggregate amount of debt under the Company’s junior credit facility was $10.0 million. The Company repaid a total of $5.0 million of debt under the junior credit facility during 2006, and as of March 31, 2007, the Company’s debt under its junior credit facility was approximately $5.0 million. The Company paid approximately $684,000 in interest under its junior credit facility in 2006, and approximately $39,000 is included in accrued liabilities for unpaid interest on the junior credit facility at December 31, 2006. The Company expects to continue to make payments under its junior credit facility during 2007, and may engage in such other transactions with Mr. Miller with respect thereto as may be related to Mr. Miller’s continuing ownership of the Company’s junior debt, including transactions that may result in a longer term or new junior credit facility.

In 2006, Mr. Miller’s son was employed by a subsidiary of the Company as a manager and salesperson and received a salary and bonus of approximately $86,600, and sales commissions of approximately $111,000, which were based on that subsidiary’s commission structure that is applicable to all its salespersons.

During 2006, the Company continued to manufacture mobile communication trailers for DataPath, Inc. (“DataPath”) under the Company’s March 30, 2005 requirements agreement with DataPath. DataPath is a company in which Mr. Miller and A. Russell Chandler, III, one of the Company’s directors, hold a minority interest, and on whose board they also served. As of June 30, 2006, Messrs. Miller and Chandler had resigned from their positions on Datapath’s board of directors, and had reduced their collective interest in Datapath to less than 4% of its total outstanding shares. Total revenue to the Company from its transactions with DataPath for the year ended December 31, 2006 was $17,961,000, and at December 31, 2006, approximately $5,524,000 was included in accounts receivable for amounts due from DataPath. Future revenues under this arrangement will depend on the number of mobile communications trailers ordered by DataPath from the Company. All of these arrangements were approved by the disinterested members of the Company’s Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2007, certain information with respect to: (a) all shareholders known to be beneficial owners (as that term is defined under SEC rules) of more than 5% of the Common Stock; and (b) the Common Stock beneficially owned (i) by each director or nominee for director, (ii) by the executive officers named in the Summary Compensation Table for 2006 and (iii) by all executive officers and directors of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Ashford Capital Management, Inc. P.O. Box 4172 Wilmington, DE 19807	1,593,200 (3)	13.82%

William G. Miller 8503 Hilltop Drive Ooltewah, TN 37363	1,379,619 (4)	11.97%

Hotchkiss and Wiley Capital Management, LLC 725 Figueroa Street, 39th Floor Los Angeles, CA 90017	1,283,878 (5)	11.14%

Scopia Management Inc. Matthew Sirovich Jeremy Mindich (6)	823,601 (6)	7.14%

Wellington Management Company, LLC 75 State Street Boston, MA 02109	731,500 (7)	6.34%

Jeffrey I. Badgley	57,000 (8)	*

Frank Madonia	25,501 (9)	*

J. Vincent Mish	15,501 (10)	*

A. Russell Chandler, III	117,259 (11)	1.02%

Richard H. Roberts	11,119	*

Paul E. Drack	15,052	*

All Directors and Executive Officers as a Group (7 persons)	1,621,051 (12)	13.96%
____________________

*	Less than one percent.

(1)
Includes shares of Common Stock as to which the named person or entity has the right to acquire beneficial ownership within 60 days of March 31, 2007, through the exercise of any stock option or other right.

(2)
The percentage of beneficial ownership is based on 11,528,779 shares of Common Stock outstanding on March 31, 2007, and represents the percentage that the named person or entity would beneficially own if such person or entity, and only such person or entity, exercised all options and rights to acquire shares of Common Stock that are held by such person or entity and that are exercisable within 60 days of March 31, 2007.

(3)
As reported in an amendment to Schedule 13G filed with the SEC on February 13, 2007, by Ashford Capital Management, Inc., a registered investment adviser. Such shares of Common Stock are held in separate individual client accounts, two separate limited partnerships and eleven commingled funds.

(4)	As reported in an amendment to Schedule 13D filed with the SEC on December 5, 2006.

(5)	As reported in a Schedule 13G filed with the SEC on February 14, 2007, by Hotchkiss and Wiley Capital Management, LLC, a registered investment adviser.

(6)
As reported in an amendment to Schedule 13G filed with the SEC on January 10, 2007, by Scopia Management Inc., a registered investment adviser and parent holding company (“Scopia Management”), and Matthew Sirovich and Jeremy Mindich, as control persons of Scopia Management. The address for Scopia Management and Messrs. Sirovich and Mindich is 450 Seventh Avenue, New York, NY 10123.

(7)	As reported in a Schedule 13G filed with the SEC on February 14, 2007, by Wellington Management Company, LLC, a registered investment advisor.

(8)	Includes 49,000 shares which are issuable pursuant to options which are exercisable within 60 days of March 31, 2007.

(9)	Includes 25,500 shares which are issuable pursuant to options which are exercisable within 60 days of March 31, 2007.

(10)	Includes 9,000 shares which are issuable pursuant to options which are exercisable within 60 days of March 31, 2007.

(11)
Includes 36,452 shares held by a limited partnership of which Mr. Chandler’s children are limited partners, and 29,847 shares held in trust for the benefit of Mr. Chandler’s children. Mr. Chandler disclaims beneficial ownership with respect to these shares.

(12)	Includes 83,500 shares which are issuable pursuant to options which are exercisable within 60 days of March 31, 2007.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview

This discussion and analysis addresses the material elements of the Company’s compensation program for named executive officers, including the Company’s compensation objectives and overall philosophy, the compensation process and the administration of the program. It is intended to complement and enhance an understanding of the compensation information presented in the “Summary Compensation Table for 2006” and other accompanying tables.

As used in this proxy statement, the term “named executive officers” means the Company’s Chairman and Co-Chief Executive Officer; President and Co-Chief Executive Officer; Executive Vice President and Chief Financial Officer; and Executive Vice President, Secretary and General Counsel. In this “Compensation Discussion and Analysis” section, the terms “we,” “our,” “us” and the “Committee” refer to the Compensation Committee of the Company’s Board of Directors.

Compensation Objectives and Overall Philosophy

The Company’s executive compensation program is designed to enhance Company profitability, and thus shareholder value, by aligning executive compensation with the Company’s business goals and performance, and by attracting, retaining and rewarding executive officers who contribute to the long-term success of the Company. More specifically, the goals of the executive compensation program include:

•	offering market competitive total compensation opportunities to attract and retain talented executives;

•	providing strong links between Company performance and total compensation earned - i.e., paying for performance;

•	emphasizing long-term performance of the Company, thus enhancing shareholder value; and

•	promoting and facilitating executive officer stock ownership.

We believe that it is in the best interests of the Company’s shareholders and its named executive officers that the Company’s executive compensation program, and each of its elements, remain simple and straightforward. This approach should reduce the time and cost involved in setting the Company’s executive compensation policies and calculating the payments under such policies, and should enhance the transparency of, and the ability to comprehend, these policies.

Administration

The Compensation Committee has overall responsibility with respect to approving and monitoring the Company’s executive compensation program, and operates under a Charter that was approved by the Company’s Board of Directors in 2004. None of the members of the Compensation Committee has been an officer or employee of the Company, and the Board of Directors has considered and determined that all of the members are independent as “independent” is defined under NYSE rules and otherwise meet the criteria set forth in the Committee’s Charter.

In fulfilling its responsibilities, the Compensation Committee, among other things, establishes and approves the compensation level of each of the named executive officers, reviews and approves corporate goals and objectives relevant to the compensation of the named executive officers, evaluates the performance of the named executive officers in light of these goals and objectives, determines and approves compensation based on these objectives and its evaluations, establishes criteria for granting stock options to the named executive officers and the Company’s other employees, considering the recommendations of senior management, and approves such stock option grants.

We regularly review and discuss the compensation of the named executive officers with William G. Miller, the Company’s Chairman and Co-Chief Executive Officer, and consult with Mr. Miller in evaluating the performance of the named executive officers. In addition, Mr. Miller may make recommendations to us regarding compensation for all of the named executive officers, other than for himself.

As discussed in greater detail below, the levels of each element of compensation for the named executive officers are determined based on several factors, which may include the Company’s performance and relative shareholder return, informal benchmarking against the value of similar compensation paid to executives at comparable companies, compensation provided in previous years, the terms of each named executive officer’s employment agreement with the Company and other matters that we deem relevant. In addition, we consider the level of experience and the responsibilities of each named executive officer, his performance as well as the personal contributions he makes to the success of the Company. Qualitative factors such as leadership skills, analytical skills, organization development, public affairs and civic involvement have been and will continue to be deemed to be important qualitative factors to take into account in considering elements and levels of compensation. We have not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different possible forms of non-cash compensation.

In 2006, the Company’s executive compensation program consisted of two primary elements: base salary and annual discretionary cash performance bonuses (which are disclosed in the “Summary Compensation Table for 2006” under the “Bonus” column). In addition, while the Company did not grant any stock option awards in 2006, stock options have historically been an element of the Company’s executive compensation program, and we expect that equity-based awards will be an element of the Company’s executive compensation program in the future. In addition to these primary elements, the Company has provided, and will continue to provide, its named executive officers with certain benefits, such as healthcare plans, that are available to all employees.

Elements of Compensation

Base Salary. On an annual basis we determine the base salary for each of the named executive officers. The base salary for a named executive officer is established based on, among other things, his experience and the scope of his responsibilities, his performance and the performance of the Company and our informal benchmarking against the value of similar salaries paid to executives at comparable companies. The minimum levels of some of these base salaries are mandated by employment agreements with the named executive officers (which are described in more detail below under the heading “Additional Discussion of Material Items in Summary Compensation Table for 2006―Employment Agreements with Named Executive Officers”). We believe that base salaries are an important part of the Company’s executive compensation program because they provide the named executive officers with a steady income stream that is not contingent upon the Company’s overall performance.

Under Mr. Miller’s employment agreement with the Company, Mr. Miller is entitled to receive a base salary that is substantially the same as the Company’s other Co-Chief Executive Officer, however, since 1999 he has declined increases to which he would be entitled under his agreement. He may choose not to decline these increases in the future. For 2006, Mr. Badgley’s base salary was increased $14,993, Mr. Mish’s base salary was increased $14,996 and Mr. Madonia’s base salary was increased $7,495.

Annual Discretionary Cash Bonuses. We utilize annual discretionary cash bonuses to reward the named executive officers for their performance and the performance of the Company during the prior year. We have not adopted any formal or informal performance objectives for the calculation or payment of these discretionary bonuses. Instead, in determining an annual discretionary bonus, we consider, among other things, the Company’s performance and relative shareholder value, discretionary bonuses awarded in previous years, the performance of the named executive officer and his personal contributions to the success of the Company.

Annual discretionary cash bonuses, as opposed to grants of stock options or other equity-based awards, are designed to more immediately reward the named executive officers for their performance. The immediacy of these bonuses provides a significant incentive to the named executive officers to raise their level of performance, and thus the Company’s overall level of performance. Thus, we believe that discretionary cash bonuses are an important motivating factor for the named executive officers.

We approved the payment of cash bonuses in 2006 to Messrs. Badgley, Mish and Madonia in the amounts set forth in the “Summary Compensation Table for 2006.” Historically, Mr. Miller has declined an annual cash bonus from the Company.

Equity Awards. In 2004 and in prior years, we awarded stock options to the named executive officers other than Mr. Miller, and, although we did not award stock options to the named executive officers in 2005 or 2006, we consider equity-based awards to be an important part of the Company’s executive compensation program.  Historically, Mr. Miller has declined grants of equity awards from the Company.

Stock options and other equity-based awards provide the named executive officers with a strong link to the Company’s long-term performance, promote an ownership culture, and more closely align the interest of the named executive officers and the Company’s shareholders.  Equity incentive awards are granted under the Company’s 2005 Equity Incentive Plan. This plan provides us with broad discretion to fashion the terms of awards to provide eligible participants with such stock-based incentives as we deem appropriate. It permits the issuance of awards in a variety of forms, including non-qualified stock options and incentive stock options, stock appreciation rights, restricted stock awards and performance shares.

In general, options for the purchase of 500 or more shares generally vest in four equal annual installments, and all options for the purchase of fewer than 500 shares vest in two equal annual installments. All stock options are exercisable until the tenth anniversary of the grant date unless otherwise earlier terminated pursuant to the terms of the individual option agreement.

Severance and Change of Control Arrangements. As discussed in more detail in the “Additional Discussion of Material Items in Summary Compensation Table for 2006―Employment Agreements with Named Executive Officers” and “Potential Payments Upon Termination or Change in Control” sections below, the named executive officers may be entitled to certain benefits upon the termination of their respective employment or change in control agreements.

Other Compensation. The named executive officers currently are entitled to participate in the Company’s health, life and disability insurance plans and in our 401(k) plan to the same extent that the Company’s employees are entitled to participate.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained under that heading in this proxy statement. On the basis of its reviews and discussions, the Committee has recommended that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and this proxy statement.

Compensation Committee Paul E. Drack A. Russell Chandler, III Richard H. Roberts

Compensation Committee Interlocks and Insider Participation

During 2006, the Compensation Committee was comprised of Messrs. Chandler, Drack and Roberts, all of whom were non-employee, independent directors.

Summary Compensation Table for 2006

The following table sets forth the compensation awarded to, earned by, or paid by the Company during the year ended December 31, 2006 to, the Company’s Co-Chief Executive Officers, Chief Financial Officer and the Company’s other most highly compensated executive officer (who are referred to together as the Company’s named executive officers).

Name and Principal Position	Year	Salary (1)	Bonus (2)	Option Awards (3)	All Other Compensation (4)	Total

William G. Miller Chairman and Co-Chief Executive Officer	2006	$180,007	$-	$-	$-	$180,007

Jeffrey I. Badgley President and Co-Chief Executive Officer	2006	$291,203	$60,600	$90,529	$5,629(5)	$447,961

Frank Madonia Executive Vice President, Secretary and General Counsel	2006	$203,702	$40,600	$27,159	$4,564(5)	$276,025

J. Vincent Mish Executive Vice President and Chief Financial Officer	2006	$191,202	$40,600	$27,159	$3,739(5)	$262,700

____________________

(1) Base salary paid to officers in 2006.

(2) Discretionary cash bonus awarded in respect of the performance of the named executive officer and the performance of the Company during 2006.

(3) Amounts represent compensation costs recognized by the Company during 2006 for financial statement reporting purposes under FAS 123R, based on the valuation of option awards granted in 2006 and prior years utilizing assumptions discussed in Note 2 to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(4) No amounts are indicated for perquisites and personal benefits as the value provided did not exceed $10,000 for any named executive officer.

(5) Amount represents the Company’s contribution to the named executive officer’s 401(k) plan under the plan’s matching program.

Additional Discussion of Material Items in Summary Compensation Table for 2006

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table for was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of the Company’s compensation plans and arrangements is set forth below.

Employment Agreements with Named Executive Officers

William G. Miller. In July 1997, the Company entered into an employment agreement with Mr. Miller that provides for a base salary as agreed to by the Company and Mr. Miller from time to time, but which shall in any event be substantially the same as the base salary of the Chief Executive Officer of the Company unless Mr. Miller agrees to accept a lower salary. Mr. Miller also receives certain insurance and other benefits as are generally provided by the Company to its executive employees. Mr. Miller’s employment agreement is for an indeterminate term and allows Mr. Miller to pursue other business related interests as long as they do not interfere with his duties for the Company. Employment may be terminated by either party upon three years written notice or for “cause,” as defined in the employment agreement. The agreement also provides for non-competition by Mr. Miller for a period ending three years from termination of the agreement if the agreement is terminated for a breach of Mr. Miller.

Jeffrey I. Badgley and Frank Madonia. In September 1998, the Company entered into employment agreements with Messrs. Badgley and Madonia. Each employment agreement provides for a rolling three-year term, extended automatically each day for an additional day such that the remaining term of each employment agreement is three years. However, on each individual’s 62nd birthday, the employment agreement ceases to extend automatically, and instead terminates three years from that date. The employment agreements provide for initial base salaries of $200,000 to Mr. Badgley, and $165,000 to Mr. Madonia, each subject to annual review and adjustment by the Board of Directors. Additionally, each individual may participate in any bonus plans or other benefits generally available to executive officers of the Company. The Company may terminate Messrs. Badgley or Madonia pursuant to their respective employment agreements for any reason upon written notice. However, if termination is for other than “just cause” (as defined in the employment agreements), the individual is entitled to certain benefits described under the heading “Potential Payments Upon Termination or Change in Control” below.

J. Vincent Mish. In December 2002, the Company entered into an employment agreement with Mr. Mish. The employment agreement provides for a rolling three-year term, extended automatically as of each annual shareholders’ meeting such that the remaining term of the employment agreement is three years as of that date. Notwithstanding the foregoing, the term of the agreement ends on Mr. Mish’s 65th birthday. The employment agreement provides for an initial base salary of $175,000, subject to annual review and adjustment by the Board of Directors. Additionally, Mr. Mish may participate in any bonus plans or other benefits generally available to executive officers of the Company. The Company may terminate Mr. Mish pursuant to this employment agreement for any reason upon written notice. However, if termination is for other than “just cause” (as defined in the employment agreement), Mr. Mish is entitled to certain benefits described under the heading “Potential Payments Upon Termination or Change in Control” below.

2005 Equity Incentive Plan

The Company’s shareholder-approved 2005 Equity Incentive Plan is a flexible plan that provides the Compensation Committee with broad discretion to fashion the terms of awards to provide eligible participants with such equity-based incentives as the Committee deems appropriate. It permits the issuance of awards in a variety of forms, including non-qualified stock options and incentive stock options, stock appreciation rights, restricted stock awards and performance shares. During 2006, no awards were granted to the Company’s named executive officers under the 2005 Equity Incentive Plan.

Contributory Retirement Plan

The Company maintains a contributory retirement plan for all full-time employees with at least 90 days of service. The plan is designed to provide tax-deferred income to the Company’s employees in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute up to 15% of his or her salary. For 2006, the Company matched 50% of the first 4% of participant contributions. Matching contributions vest over the first five years of employment.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table provides information on the current holdings of stock options by the named executive officers, including both unexercised and unvested awards. The market value of the stock options is based upon the closing market price for the Company’s Common Stock as of December 29, 2006, the last trading day in 2006, which was $24.00.

		Number of Shares Underlying Unexercised Options
Name	Option Grant Date (1)	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date
William G. Miller		-	-	$-	-
Jeffrey I. Badgley	9/11/1998	24,000	-	$20.625	9/11/2008
	3/26/2004	-	50,000	8.31	3/26/2014
Frank Madonia	9/11/1998	18,000	-	$20.625	9/11/2008
	3/26/2004	-	15,000	8.31	3/26/2014
J. Vincent Mish	6/26/1998	1,500	-	$35.3125	6/26/2008
	3/26/2004	-	15,000	8.31	3/26/2014
____________________

(1) Vesting for each listed stock option grant occurs in 25% increments on each yearly anniversary of the date of grant.

Option Exercises and Stock Vested in 2006

The following table provides information, for the named executive officers, on stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized, in each case before payment of any applicable withholding tax and broker commissions.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
William G. Miller	-	$-
Jeffery I. Badgley	61,200	$902,100.00
Frank Madonia	22,400	$414,258.50
J. Vincent Mish	22,400	$335,600.00

Potential Payments Upon Termination or Change in Control

The Company is party to employment agreements with each of its named executive officers, and has also entered into change in control agreements with two of its named executive officers. These employment and change in control agreements address, among other things, compensation and benefits that would be paid to the named executive officers in the event that his employment is terminated for different reasons, including termination for cause or without cause, and termination in connection with a change in control.

Employment Agreements

William G. Miller. The Company’s employment agreement with Mr. Miller provides that either the Company or Mr. Miller may terminate the agreement for any reason upon three years prior notice, that Mr. Miller may terminate the agreement upon 60 days notice in the event of a change in control, and that the Company may terminate the agreement at any time for “cause,” or if Mr. Miller dies or becomes disabled. Upon any termination of the employment agreement, Mr. Miller will be entitled to receive all compensation due to him through his last day of employment. However, the agreement does not provide for any post-termination payments. Under the employment agreements, “cause” means: (i) willful malfeasance or gross negligence; or (ii) knowingly engaging in wrongful conduct resulting in detriment to the goodwill of the Company or damage to the Company’s relationships with its customers, suppliers or employees. The employment agreement also provides for confidentiality during employment, and for non-competition during employment and for a three-year period from termination if the Company terminates the agreement for cause or Mr. Miller terminates his employment in breach of the agreement.

Jeffrey I. Badgley, Frank Madonia and J. Vincent Mish. The Company’s employment agreements with Messrs. Badgley, Madonia and Mish address the rights and obligations of the Company in connection with the termination of the executive’s employment in different situations including in connection with a change in control. Under each agreement:

•
Upon any termination of the executive’s employment, including if the executive terminates his employment voluntarily, or if the Company terminates the executive’s employment for “just cause,” the executive will be entitled to receive all compensation due to him through his last day of employment.

•
If the executive’s employment is terminated due to death, the executive’s beneficiary will be entitled to receive, in one lump sum, an amount equal to: (i) 12 months of his then-current base salary; (ii) 12 months of the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated; and (iii) a pro-rated bonus, based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated, for the number of days he worked during the year in which his employment is terminated.

•
If the executive’s employment is terminated due to disability, all of the executive’s outstanding stock options will vest and become exercisable, the executive (or his beneficiary) will be entitled to receive a lump sum pro-rated bonus (based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated) for the number of days he worked during the year in which his employment is terminated, and the executive (or his beneficiary) will be entitled to receive, monthly over a period of 24 months from the last day of employment: (i) his then-current base salary; (ii) the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated; and (iii) continued health and life insurance coverage.

•
If the executive’s employment is terminated by the Company without “just cause,” or if the executive’s employment is terminated under circumstances that would entitle him to receive benefits under his change in control agreement (i.e., in connection with a change in control of the Company) with the Company, if any, all of the executive’s outstanding stock options will vest and become exercisable, the executive will be entitled to receive a lump sum pro-rated bonus (based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated) for the number of days he worked during the year in which his employment is terminated, and the executive will be entitled to receive, monthly over the shorter of a 36-month period or the remaining term of the employment agreement: (i) his then-current base salary: (ii) the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated; and (iii) continued health and life insurance coverage; provided, that if the executive dies during the post-termination period in which these benefits are being paid, the monthly base salary and bonus payments will continue for the shorter of 12 months after his death or the remaining term of the employment agreement.

Under the employment agreements, “just cause” means: (i) executive’s material fraud, malfeasance, gross negligence or willful misconduct with respect to the business affairs of the Company which is directly or materially harmful to the business or reputation of the Company or its subsidiaries, and which is incapable of being remedied or not remedied within 30 days of notice from the Company; (ii) executive’s conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude; or (iii) executive’s material breach of the employment agreement which is incapable of being remedied or not remedied within 30 days of notice from the Company.

Each employment agreement also provides for non-competition and confidentiality during employment and for a period ending two years from termination or expiration of the employment agreement (or one year if termination occurs pursuant to a change in control).

Change in Control Agreements

In September 1998, the Company entered into change in control agreements with Messrs. Badgley and Madonia, and in December 2002, the Company entered into a change in control agreement with Mr. Mish. Under each agreement, if the executive’s employment is terminated within six months before, or 24 months after, a “change in control,” and the termination was either involuntary on the part of the executive (other than by disability or death), or “voluntary” on the part of the executive, then all of the executive’s outstanding stock options will vest and become exercisable, and the executive will be entitled to receive:

•	a lump sum payment equal to the present value of 36 months of:

-	his then-current base salary; and

-	the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated;

•
a lump sum pro-rated bonus, based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated, for the number of days he worked during the year in which his employment is terminated, discounted to present value; and

•	health and life insurance benefits over the shorter of a 36-month period or the remaining term of the employment agreement.

However, any amounts paid under the change in control agreements will be reduced to the extent that the executive receives or is entitled to receive payments in respect of the change in control under the executive’s employment agreement. If the executive does not actually receive payments under the employment agreement, or the employment agreement is breached by the Company, payments will be made under the change in control agreement. Additionally, under the change in control agreements, the Company has agreed to provide the executive with a gross-up payment for federal and state income taxes and federal excise taxes imposed on any “excess parachute payment.”

Under the change in control agreements, “voluntary” termination by the executive means termination of employment that is voluntary on the part of the executive, and, in the judgment of the executive, is due to: (i) a reduction of the executive’s responsibilities, title or status resulting from a formal change in title or status, or from the assignment to the executive of any duties inconsistent with his title, duties or responsibilities in effect within the year prior to the change in control; (ii) a reduction in the executive’s compensation or benefits, or (iii) a Company-required involuntary relocation or the executive’s place of residence or a significant increase in the executive’s travel requirements.

Potential Payments

Assuming that a termination event or change in control occurred on December 31, 2006, the value of potential payments and benefits payable to each named executive officer who was employed by the Company on such date is summarized in the following tables. The price per share of Common Stock used for purposes of the following calculation is the closing market price on the NYSE as of December 29, 2006, the last trading day in 2006, which was $24.00. The tables exclude (i) amounts accrued through December 31, 2006 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) vested account balances in the Company’s contributory retirement plan that are generally available to all of the Company’s U.S. salaried employees, and (iii) any amounts to be provided under any arrangement that does not discriminate in scope, terms, or operation in favor of named executive officers and that is available generally to all salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination.

Name and payment or benefit	Termination by Company without just cause	Involuntary termination by Company or “voluntary” termination by executive after change in control	Disability	Death

William G. Miller
Payments and benefits	$-	$-	$-	$-

Jeffrey I. Badgley
Salary and bonus	$914,276 (1)	$914,276 (1)	$612,906 (2)	$311,536 (3)
Healthcare and life insurance coverage	40,750 (4)	40,750 (4)	27,167 (5)	-
Tax gross-up	-	388,278 (6)	-	-
Market value of stock options vesting on termination	784,500	784,500	784,500	-

Frank Madonia
Salary and bonus	$638,439 (1)	$638,439 (1)	$427,904 (2)	$217,369 (3)
Healthcare and life insurance coverage	28,507 (4)	28,507 (4)	19,005 (5)	-
Tax gross-up	-	251,689 (6)	-	-
Market value of stock options vesting on termination	235,350	235,350	235,350	-

J. Vincent Mish
Salary and bonus	$598,092 (1)	$600,939 (1)	$402,904 (2)	$204,869 (3)
Healthcare and life insurance coverage	39,165 (4)	39,165 (4)	26,111 (5)	-
Tax gross-up	-	245,542 (6)	-	-
Market value of stock options vesting on termination	235,350	235,350	235,350	-
____________________

(1)
Reflects the value of (i) monthly payments over the shorter of 36 months or the remaining term of the executive’s employment agreement of salary and average monthly bonus and (ii) a lump sum pro-rated bonus, based on average monthly bonus, for the number of days worked by the executive during the year in which his employment is terminated.

(2)
Reflects the value of (i) monthly payments over 24 months of salary and average monthly bonus and (ii) a lump sum pro-rated bonus, based on average monthly bonus, for the number of days worked by the executive during the year in which his employment is terminated.

(3)
Reflects the value of a lump sum payment of (i) 12 months of salary and average monthly bonus and (ii) pro-rated bonus, based on average monthly bonus, for the number of days worked by the executive during the year in which his employment is terminated.

(4)	Reflects the employer share of premiums for continued healthcare and life insurance coverage for 36 months.

(5)	Reflects the employer share of premiums for continued healthcare and life insurance coverage for 24 months.

(6)
The tax gross-up payment payable for the executive was estimated without assigning a value to the restrictive covenants to which he would be subject under his employment and change in control agreement with the Company following termination.

Non-Employee Director Compensation for 2006

The current compensation program for the Company’s non-employee directors is designed to pay directors for work required for a company of Miller Industries’ size and scope and to align the director’s interests with the long-term interests of Company shareholders.

Non-employee directors receive annual compensation comprised of a cash component and an equity component. Under the cash component, each non-employee director receives an annual cash payment of $25,000 as compensation for service on the Board of Directors. Additionally, each non-employee director receives a cash payment of $3,000 for each Board of Directors meeting that he attends and a cash payment of $1,000 for each committee meeting that he attends. Under the equity component, each non-employee director is entitled to an annual award under the Company’s Non-Employee Director Stock Plan, to be paid in fully-vested shares of Common Stock, equal to $25,000 divided by the closing price of the Common Stock on the first trading day of such year. On January 1, 2006, each of Messrs. Chandler, Drack and Roberts was granted 1,256 shares of Common Stock, which number of shares was determined by dividing $25,000 by $19.90, the closing price per share of Common Stock as reported on the NYSE on January 2, 2006, the first trading day in 2006. Each of Messrs. Chandler, Drack and Roberts has been granted an aggregate of 14,802 shares of Common Stock under the terms of the Company’s Non-Employee Director Stock Plan through the end of 2006.

The members of the Board of Directors who are employees of the Company do not receive additional compensation for Board or committee service.

Name	Fees Earned or Paid in Cash	Stock Awards	Total
A. Russell Chandler, III (1)	$36,000	$25,000	$61,000
Paul E. Drack (1)	$36,000	$25,000	$61,000
Richard H. Roberts (1)	$36,000	$25,000	$61,000
____________________

(1) Member of the Audit, Compensation and Nominating Committees of the Board of Directors.

ACCOUNTING MATTERS

Audit Committee Report

The Company’s Audit Committee is comprised of three independent members, as required by applicable listing standards of the NYSE. The Audit Committee acts pursuant to a written Charter, which was amended and restated by the Board of Directors in March 2007. The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent accountants, Joseph Decosimo and Company, PLLC, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and the independent accountants. In addition, the Audit Committee has discussed with the Company’s independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect. In addition, the Audit Committee has received the written disclosures from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent accountants their independence. The Audit Committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining such accountants’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Audit Committee Paul E. Drack A. Russell Chandler, III Richard H. Roberts

Independent Public Accountants

General

Joseph Decosimo and Company, PLLC were the Company’s independent public accountants for 2006, and the Company anticipates that Joseph Decosimo and Company, PLLC will be retained as the Company’s independent public accountants for 2007. Representatives of Joseph Decosimo and Company, PLLC are expected to be present at the Annual Meeting, and will have the opportunity to make statements and to respond to appropriate questions.

The decision to engage Joseph Decosimo and Company, PLLC was made upon the recommendation of the Company’s Audit Committee and the approval of the Board of Directors.

Audit Fees

Joseph Decosimo and Company, PLLC billed fees of $268,864, and expects to bill up to an additional $10,000 in fees, for 2006, and billed $275,000 for 2005, for professional services rendered for the audit of the Company’s consolidated financial statements included within the Company’s Form 10-K, and review of interim consolidated financial statements included within Form 10-Qs during such periods, and for the audit of management’s assessment of internal controls over financial reporting.

Audit-Related Fees

Joseph Decosimo and Company, PLLC did not perform any, or bill the Company for, assurance and related services related to the performance of the audit and review of financial statements for 2006 or 2005.

Tax Fees

Joseph Decosimo and Company, PLLC billed fees of $3,485 for tax services for 2006, but did not perform or bill the Company for any tax services during 2005.

All Other Fees

Joseph Decosimo and Company, PLLC did not perform or bill the Company for any other services during 2005.

Approval of Audit and Non-Audit Services

The Audit Committee of the Board of Directors pre-approves all audit and non-audit services performed by the Company’s independent auditor. The Audit Committee specifically approves the annual audit services engagement. Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees. A copy of the Code is available on the Company’s website at www.millerind.com through the “Investor Relations” link. A copy of the Code can also be obtained upon request from the Company’s Corporate Secretary.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth aggregate information as of December 31, 2006 about all of the Company’s compensation plans, including individual compensation arrangements, under which the Company’s equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	304,060 (1)	$17.39 (1)	See Note (2)

Equity compensation plans not approved by security holders	0	0	See Note (3)
____________________

(1)
Includes only options outstanding under the Company’s 1994 Stock Option Plan and 2005 Equity Incentive Plan. Does not include shares of common stock issued to non-employee directors under the Company’s Non-Employee Director Stock Plan, which shares are fully vested and exercisable upon issuance, or options outstanding under the Company’s former Non-Employee Director Stock Option Plan.

(2)
The 1994 Stock Option Plan expired in August 2004, therefore no securities are available for future issuance under this plan. Grants are made annually to non-employee directors under the Non-Employee Director Stock Plan, and the number of shares of common stock to be granted to each non-employee director for a particular year is determined by dividing $25,000 by the closing price of a share of the Company common stock on the first trading day of such year. Therefore, the number of securities remaining available for future issuance under the Non-Employee Director Stock Plan is not presently determinable.

(3)
The Company’s Non-Employee Director Stock Option Plan was superseded by the Company’s Non-Employee Director Stock Plan, which was approved by the Company’s shareholders at the Company’s 2004 annual meeting. Therefore, no securities are available for future issuance under this plan.

COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission, the NYSE and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that, during 2006, all Section 16(a) filing requirements were met.

OTHER MATTERS

Deadline for Shareholder Proposals for 2008 Annual Meeting

Any proposal intended to be presented for action at the 2008 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 31, 2007 in order for such proposal to be considered for inclusion in the Company’s proxy statement and proxy relating to that meeting. In addition, any proposal intended to be presented for action at the 2008 annual meeting of shareholders by any shareholder of the Company must be received by the Secretary of the Company no later than 60 days prior to that annual meeting (which deadline currently is expected to be March 26, 2008), otherwise proxies may be voted on such proposal at the discretion of the person or persons holding these proxies, whether or not the matter is included in the proxy statement. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the Securities and Exchange Commission at the time in effect.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this proxy statement. The Company’s executive officers or employees, who will not receive compensation for their services other than their regular salaries, may solicit proxies personally or by telephone. The Company does not anticipate paying any other compensation to any other party for solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

A COPY OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS FOR 2006 IS ENCLOSED WITH THIS PROXY STATEMENT. COPIES OF EXHIBITS FILED WITH THE COMPANY’S ANNUAL REPORT FORM 10-K AND OTHER REPORTS OF THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE UPON WRITTEN REQUEST AT NO COST TO THE REQUESTING SHAREHOLDER. REQUESTS SHOULD BE MADE IN WRITING TO FRANK MADONIA, EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, MILLER INDUSTRIES, INC., 8503 HILLTOP DRIVE, OOLTEWAH, TENNESSEE 37363.

APPENDIX A

AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
AMENDED AND RESTATED
CHARTER

DATED MARCH 12, 2007

I.	PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the Company’s financial reports and other financial information provided to any governmental body or the public; (2) the Company’s internal control over financial reporting and disclosure controls and procedures; (3) legal and regulatory compliance and ethics; and (4) the auditing process, including the performance of the independent accountants and internal auditors and the independence and qualifications of the independent accountants. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.

The Committee has the authority to access internal and external resources as the Committee may require, including the authority to retain independent legal, accounting and other advisors as it determines necessary or appropriate to carry out its duties. The Company shall provide for funding, as determined by the Committee, for payment of compensation to any advisors retained by the Committee.

II.	COMPOSITION

The Audit Committee will consist of three or more directors as determined and elected by the board. Each of these directors shall be independent as determined by the board in accordance with New York Stock Exchange listing standards and any independence standards or principles adopted by the board from time to time. All Committee members must be financially literate, and at least one Committee member must have accounting or related financial expertise as required by New York Stock Exchange listing standards. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies, unless the board determines that such simultaneous service would not impair the ability of such member to serve effectively on the Audit Committee.

III.	MEETINGS

The Committee will meet at least four times annually, or more frequently as circumstances dictate. To foster open communication, the Committee will meet with management, the officer of the Company with primary responsibility for the internal audit function and the independent accountants in separate sessions to discuss any matters that should be discussed privately. The Committee will report its activities and findings to the board on a regular basis.

The Board may appoint a Chair of the Committee. The Chair will preside, when present, at all meetings of the Committee. One-third of the members, but not less than two, will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee may meet by telephone or video conference and may take action by written consent.

IV.	RESPONSIBILITIES AND DUTIES

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Documents/Reports Review

1.	Review and update this Charter, at least annually or as conditions dictate.

2.
Review the audited financial statements, the Management’s Discussion and Analysis section and other material financial content of the Company’s annual report to shareholders and annual report on Form 10-K with management and the independent accountants prior to publication of the annual report to shareholders and the filing of the Company’s Form 10-K.

3.
Review the unaudited financial statements, the Management’s Discussion and Analysis section and other material financial content of each quarterly report on Form 10-Q with management and the independent accountants prior to filing the Form 10-Q. To the extent permissible under New York Stock Exchange listing standards, the Committee may delegate this review to the Chair or another member.

4.
Review earnings press releases and financial information and earnings guidance provided to analysts and rating agencies prior to the release or dissemination of such information. In lieu of reviewing each such disclosure prior to release or dissemination, the Committee may discuss generally with management the types of information to be disclosed and the types of presentations to be made, and establish policies or guidelines for such disclosures. To the extent permissible under New York Stock Exchange listing standards, the Committee may delegate this review to the Chair or another member.

5.
As circumstances dictate and as deemed necessary from time to time, review periodic internal reports to management prepared by the internal auditors or the independent accountants and management’s response along with the status of prior outstanding recommendations.

6.	As circumstances dictate and as deemed necessary from time to time, review and approve on an annual basis the Report of the Audit Committee for inclusion in the Company’s annual proxy statement.

Independent Accountants and Internal Auditors

7.
Appoint and oversee the activities of the independent accountants, who shall report directly to the Committee. The Committee shall have sole authority to determine the compensation to be paid to the independent accountants for any service. The Committee shall pre-approve all audit and permitted non-audit services provided to the Company by the independent accountants. The Committee may establish pre-approval policies and procedures to approve audit and permitted non-audit services, including by delegating authority to the Chair or another member, to the extent permitted by applicable law. The Committee shall be informed of any approvals granted pursuant to pre-approval policies and procedures at its next meeting following such approval.

8.
Obtain and review at least annually a report by the independent accountants describing the independent accountants’ internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, of the independent accountants, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by such firm, and any steps taken to deal with any such issues.

9.
Monitor the independence of the independent accountants, and oversee compliance with the prohibitions of applicable law on the provision by the independent accountants of particular non-audit services. The Committee shall obtain and review at least annually a formal written statement from the independent accountants (required under Independence Standards Board Standard No. 1) delineating all relationships between the independent accountants and the Company. The Committee shall actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and take appropriate action in response to the independent accountants’ statement to satisfy itself of the accountants’ independence.

10.	Develop the Company’s policies with respect to hiring employees or former employees of the independent accountants.

11.	Review the performance of the independent accountants at least annually, and discharge and replace the independent accountants when circumstances warrant.

12.	Review objectives, activities, organizational structure, qualifications, staffing and budget of the internal audit function.

13.	Ratify the appointment, replacement, reassignment or dismissal of the officer of the Company with primary responsibility for the internal audit function.

Financial Reporting and Auditing

14.
Consider reviewing with the independent accountants, the internal auditors and management the adequacy and effectiveness of the Company’s internal control over financial reporting, disclosure controls and procedures and the fullness and accuracy of the Company’s financial statements. The Committee may consider the quality of presentation of, among other matters, critical accounting policies, off-balance sheet transactions and financial measures presented on a basis other than in accordance with generally accepted accounting principles.

15.	Consider the independent accountants’ judgments about the quality and appropriateness of the Company’s accounting principles and underlying estimates as applied in its financial statements.

16.
In consultation with the independent accountants, management and the internal auditors, review any major changes or improvements to the Company’s financial and accounting principles and practices, internal control over financial reporting and disclosure controls and procedures.

17.
Establish regular and separate systems of reporting to the Committee by the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of any such judgments.

18.
Discuss with management policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

19.
Discuss, either as a Committee or through its Chair (or designee), with the independent accountants, the internal auditors and management the results of the independent accountants’ review of the interim financial information prior to the Company filing its quarterly Form 10-Q with the SEC, to the extent required by generally accepted auditing standards.

20.	Discuss with the independent accountants and management the scope, planning and staffing of the annual audit prior to the commencement of the audit.

21.
Review as appropriate with the independent accountants all critical accounting policies and practices to be used in the financial statements; all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent accountants; and any other material communications between the independent accountants and management, such as any management letter or schedule of unadjusted differences.

22.
After the annual audit, review with the independent accountants and the internal auditors the matters required under Statement of Auditing Standards Nos. 61 and 90, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, and any significant disagreements with management. The Committee shall also review any other significant problems or difficulties among the independent accountants, the internal auditors and management related to financial reporting.

23.	Review and evaluate the Committee’s own performance at least annually.

Ethical and Legal Compliance

24.
Oversee the development and maintenance of an appropriate ethics and compliance program, including a code or codes of ethics and business conduct, and periodically review the effectiveness of the Company’s program.

25.
Review requests for and determine whether to grant or deny waivers of the Company’s code of ethics applicable to senior financial officers. The Committee shall also monitor the Company’s activities to enforce compliance with the code or codes or ethics and business conduct.

26.
Consider and approve, disapprove or ratify, as the case may be, “Related Person Transactions” in accordance with the procedures set forth under the Company’s Statement of Policy with respect to Related Person Transactions.

27.
Review and evaluate at the Committee’s first regular meeting of each fiscal year any previously approved or ratified Related Person Transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000, in accordance with the procedures set forth under the Company’s Statement of Policy with respect to Related Person Transactions.

28.
Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal controls or audit matters; and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

29.
Perform any other activities or investigations consistent with this Charter, the Company’s Charter, the Company’s Bylaws and governing law or as the Committee or the board determines necessary or appropriate.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

Proxy - Miller Industries, Inc.

This Proxy is Solicited by the Board of Directors for the
Annual Meeting of Shareholders to be Held on May 25, 2007

The undersigned shareholder of Miller Industries, Inc. hereby constitutes and appoints William G. Miller and Frank Madonia, or either of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of Common Stock of Miller Industries, Inc., at the Annual Meeting of the Shareholders to be held at 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309, on Friday, the 25th of May, 2007, at 9:00 a.m., and at any and all adjournments thereof as indicated on the reverse side.

This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to Computershare Investor Services, LLC, P.O. Box 43101, Providence, RI 02940-5067, in the accompanying prepaid envelope.

MILLER INDUSTRIES, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

A   Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:
	For	Withhold		For	Withhold		For	Withhold
01 - Jeffrey I. Badgley	☐	☐	02 - A. Russell Chandler, III	☐	☐	03 - Paul E. Drack	☐	☐
	☐	☐		☐	☐		☐	☐
04 - William G. Miller	☐	☐	05 - Richard H. Roberts	☐	☐		☐	☐

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE AND UNLESS
INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED.

Other Business:

2.
For the transaction of such other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue hereof.

It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 24, 2007 and the Proxy Statement furnished therewith.

B   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signature should agree with the name(s) hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. For joint accounts each owner should sign. Corporations should sign their full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
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